[LOGO]
                                    KELLWOOD

                                  NEWS RELEASE

                 KELLWOOD (NYSE:KWD) SIGNS AGREEMENT TO ACQUIRE
                      GERBER CHILDRENSWEAR INC. (NYSE:GCW)

ST. LOUIS, MO, May 15, 2002 - Kellwood Company announced today it has entered into an agreement to acquire Gerber Childrenswear, Inc. through a combination of cash and stock, according to Hal J. Upbin, chairman, president and chief executive officer. Under the terms of the agreement, Kellwood will acquire Gerber Childrenswear in a stock/cash transaction valued at $6.85 per share of Gerber Childrenswear. Each share would be tendered for at least $3.42 cash and up to $3.43 in value of shares of Kellwood common stock, subject to a formula set forth in the Merger Agreement. Kellwood shares closed yesterday at $27.35. To effect the transaction, which is subject to government approvals and other customary conditions, Kellwood will commence an exchange offer for all of Gerber Childrenswear's outstanding common stock.

         Headquartered in Greenville, SC, Gerber Childrenswear's sales for the year ended December 31, 2001 were $210 million. The company's business consists of two major divisions, children's apparel and athletic hosiery.

         "Gerber Childrenswear provides Kellwood with an excellent opportunity to expand our product offerings into infants and toddlers categories, and through Auburn Hosiery, into the athletic socks market. The Gerber name is synonymous with happy babies and we believe it will be a strong brand for Kellwood's portfolio. In addition, Auburn will also serve as Kellwood's first venture in marketing apparel to the European Community," said Upbin.

         "We look forward to being part of the Kellwood family of companies. Kellwood's strong balance sheet, worldwide sourcing network, extensive customer base, and excellent merchandising capabilities will allow us to grow Gerber to the next level," commented Edward Kittredge, Gerber Childrenswear chairman, president, and chief executive officer.

         Gerber Childrenswear produces infant and toddler apparel under the Gerber(R), Baby Looney Tunes(TM), Little Suzy's Zoo(R), and Curity(R) licensed brand names, as well as under its own Onesies(R) label. Offerings include sleepwear, underwear, bedding and bath products, which are sold through mass-market channels of distribution.

                                     -More-

                                     [LOGO]
                                    KELLWOOD

Add One

Auburn Hosiery, based in Auburn, KY, produces athletic socks for men, women, and children under the Wilson(R), Coca-Cola(R) and Converse(R) licensed brand names. The Wilson power-brand is manufactured for the U.S. and European markets, as is Converse(R).

         Based in New York, Kittredge will continue to head Gerber Childrenswear. He will report to Robert C. Skinner, Kellwood corporate vice president.

         The transaction is subject to certain conditions, including there being validly tendered (and not withdrawn) at least seventy percent (70%) of Gerber Childrenswear's outstanding voting common stock on a fully-diluted basis, expiration or termination of the Hart-Scott-Rodino waiting period, and other customary conditions contained in the merger agreement. Citicorp Venture Capital, Ltd ("CVC"), has entered into a Voting and Tender Agreement pursuant to which CVC and related entities, which own, in the aggregate, approximately 61% of the outstanding common stock of Gerber Childrenswear, agreed to tender their shares in Kellwood's exchange offer. Such shares include 849,255 shares of voting stock and 11,396,046 shares of nonvoting stock that are convertible into shares of voting stock on a one to one basis.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Gerber Childrenswear. At the time the expected offer is commenced, Kellwood will file exchange offer materials with the U.S. Securities and Exchange Commission and Gerber Childrenswear will file a solicitation/recommendation statement with respect to the offer. The exchange offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information, which should be read carefully before any decision is made with respect to the offer. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Gerber Childrenswear at no expense to them. The exchange offer materials (including the offer to purchase, the related letter of transmittal and all other documents filed with the SEC) and the solicitation/recommendation statement will also be available for free at the SEC's website at www.sec.gov.

         Gerber Childrenswear stockholders are urged to read the relevant exchange offer documents and solicitation/recommendation statement when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares.

                                     -More-

                                     [LOGO]
                                    KELLWOOD

Add Two

Celebrating 40 years of value, fashion and diversity, Kellwood is a $2.1 billion marketer of apparel and recreational camping products. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(R), Dorby(R), My Michelle(R), Vintage Blue(R), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). EMME(R) and Bill Burns(R) are produced under licensing agreements. For more information about Kellwood, visit Kellwood's website at www.kellwood.com.

         Gerber Childrenswear, Inc. is a leading marketer of infant and toddler apparel and related products, which it offers under its flagship licensed brand, Gerber, as well as the Baby Looney Tunes, Curity, and Little Suzy's Zoo licensed brand names and the Onesies trademark. The Company is the leading provider of these products to volume retailers, and also distributes to mid-tier department stores and specialty retailers. Its hosiery subsidiaries, Auburn Hosiery Mills Inc. and Sports Socks Company (Ireland) Limited, manufacture, market and sell branded sport socks for men, women, and children under licensed brand names such as Wilson, Coca-Cola and Converse. For more information about the products of Gerber Childrenswear, visit Gerber Childrenswear's website at www.gerberchildrenswear.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in Kellwood's Form 10-K and other filings with the SEC.

                                       ###

FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company, 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.

MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.